Exhibit 99.1

FOR IMMEDIATE RELEASE

July 30, 2013

For more information contact:

Moishe Gubin, Chairman of the Board or Thomas A. Procelli, Chief Operating Officer at (954) 900-2800

OPTIMUMBANK HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS

Fort Lauderdale, FL (July 30, 2013) - OptimumBank Holdings, Inc. (NASDAQ: OPHC), the parent company of OptimumBank (“Company”), announced today a net loss for the second quarter ending June 30, 2013 of approximately $(2.3) million, or $(.29) per basic share, as compared to a net loss for the same period last year of approximately $(0.8) million, or $(.12) per basic share adjusted for the reverse stock split.

A large portion of the net loss for the 2013 second quarter was a $1.4 million write-down resulting from a lower current valuation concerning one problem loan relationship and three OREO properties. Chairman Moishe Gubin said, “We continue to make progress addressing our legacy issues and sold 17 out of 24, or 71% of our OREO properties during the second quarter.” Chairman Gubin also commented that core performance continues to improve with the net interest margin increasing from 1.88% in June 2012 to 2.90% in June 2013. As of the end of the quarter, the loan origination pipeline was $7.5 million.

The Company reduced non-performing assets by approximately 30.9% or $9.5 million to a total of $22.3 million compared to June 30, 2012. Chairman Gubin noted, “We continue to reduce non-performing assets. Our performing loan balance has increased by $6.6 million since June 2012.”

The Company’s capital ratios are below its regulatory capital requirements at June 30, 2013, with a tier one leverage capital ratio of 5.70% and a total risk-based capital ratio of 8.36%. OptimumBank Holdings, Inc. and OptimumBank expect to raise additional capital during 2013 with a $2.7 million investment from Chairman Gubin, subject to regulatory approval.

The Company offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308

Phone: (954) 900-2800                 Toll-Free (888) 991-BANK                 Fax: (954) 900-2801